Exhibit 10.1

THIRD AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of August 7, 2018 (this “Amendment”), is entered into among REIS SERVICES, LLC, a Maryland limited liability company, as borrower (“Borrower”), REIS, INC., a Maryland corporation, as guarantor (“Parent”) and CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, as lender (“Lender”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement (as defined below).

WHEREAS, Borrower, Parent and Lender are parties to that certain Amended and Restated Loan and Security Agreement, dated as of January 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”)

WHEREAS, Borrower and Parent have requested that Lender agree to certain amendments to the Loan Agreement, and, pursuant to Section 15.1 of the Loan Agreement, Lender has agreed to amend the Loan Agreement as herein provided; and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.  Amendment to the Loan Agreement.     Subject to satisfaction of the conditions precedent set forth in Section 2 hereof, the Loan Agreement shall be amended as follows:

(a)       Section 1.1 thereof is hereby amended by inserting the following defined term in its appropriate alphabetical order:

“Fiscal Period” means (i) fiscal year or (ii) when determining compliance with Section 3.2(d)(y), fiscal quarter, as applicable.

(b)       Section 1.1 thereof is hereby further amended by amending and restating the following defined term in its entirety:

“Fixed Charge Coverage Ratio” means, with respect to each Fiscal Period of Parent and its Subsidiaries on a consolidated basis, including the Borrower, the ratio of (a) Adjusted EBITDA minus capital expenditures (as reported on the consolidated Statement of Cash Flows of the Parent for (i) web site and database development costs and (ii) furniture, fixtures and equipment additions) all during such Fiscal Period, other than such one-time capital expenditures associated with Borrower’s relocation to new offices (the “New Location”) (net of the contributions made to Borrower by the New Location landlord), divided by (b) the sum of (i) all payments made during such Fiscal Period in respect of long term Indebtedness (excluding the repayments of any Advances), plus (ii) all payments made during such Fiscal Period in respect of Capitalized Lease Obligations, plus (iii) Interest Expense paid in cash during such Fiscal Period, plus (iv) dividends paid in cash during such Fiscal Period, plus (v) income taxes paid in cash during such Fiscal Period, plus (vi) cash payments made in respect of Equity Interest redemptions during such Fiscal Period; provided that this clause (b) shall not include any cash payments made to consummate all or any portion of the Permitted Share Repurchase Program.

(c)       Section 3.2 thereof is hereby amending by (x) deleting the reference to “and” at the end of clause (b), (y) deleting the period at the end of clause (c) and inserting “, and” in lieu thereof and (z) inserting the following new clause (d) immediately following the existing clause (c) thereof:

“(d) (x) Obligated Parties are in compliance with the covenants contained in Section 7.19(a) and (d) and (y) Parent on a consolidated basis shall demonstrate a Fixed Charge Coverage Ratio, as of the last day of the most recent fiscal quarter for which financial statements have been provided or were required to have been provided (pursuant to Section 6.2(a) or 6.2(b)) preceding such Advance request, for the four fiscal quarters then ending, of not less than 1.15 to 1.00.

(d)       Section 7.10 thereof shall be amended by amending and restating clause (c) thereof in its entirety as follows:

“(c) (i) pursuant to a regularly planned dividend schedule as determined by the Board of Directors of Parent; (ii) in order to enable Parent to redeem or repurchase Equity Interests from holders of such Equity Interests; and (iii) otherwise for any purpose, so long as, in each case of (i), (ii) and (iii), within five (5) Business Days prior to making any such dividend or distribution a Responsible Officer of such Obligated Party shall notify Lender, in writing, of the amount of such dividend or distribution.”

(e)       Section 7.19 thereof shall be amended by amending and restating clauses (b), (c) and (d) thereof in their entirety as follows:

“(b)     Fixed Charge Coverage Ratio. A Fixed Charge Coverage Ratio, as of the last day of each fiscal year for the four fiscal quarters then ending (commencing with the fiscal year ending December 31, 2015), of not less than 1.15 to 1.00; provided that, notwithstanding the foregoing, the Fixed Charge Coverage Ratio will not be tested for any fiscal year during which no Notice of Borrowing was made by Borrower.

(c)       Intentionally Omitted.

(d)       Minimum Deposit Amount. Borrower shall maintain at least $10,000,000 of average collected balances in non-interest bearing demand deposit accounts with CONA at all times during the period commencing on the Second Amendment Effective Date through and including the Maturity Date.”

(f)        Exhibit 2.3 to the Loan Agreement shall be amended and restated in its entirety in the form attached hereto.

(g)       Exhibit C-1 to the Loan Agreement shall be amended by deleting the existing clause (4) thereof in its entirety and inserting the following in lieu thereof:

“Parent and its direct and indirect consolidated Subsidiaries are in compliance with the [[FIRST THREE FISCAL QUARTERS:] covenants contained in Sections 7.19(a) and (d)]] [[FOURTH FISCAL QUARTER:] covenants contained in Sections 7.19(a), (b) (if tested) and (d)] of the Loan Agreement as demonstrated on Schedule 3 attached hereto.”

Section 2.  Effectiveness.   This Amendment shall become effective on the date on which Lender shall have received each of the following:

(a)       executed counterparts of this Amendment, each of which shall be originals or facsimiles or “.pdf” or “tiff” files, properly executed by (i) Borrower, (ii) Parent and (iii) Lender; and

(b)       an amendment fee of $15,000, which shall be fully earned and payable on the date hereof, and which shall be charged by Lender to Borrower’s Loan Account in accordance with Section 2.9(c) of the Loan Agreement

Section 3.  Representations and Warranties.     Borrower and Parent hereby represent and warrant as follows:

(a)       This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrower and Parent and are enforceable against Borrower and Parent in accordance with their respective terms, accept as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)       Upon the effectiveness of this Amendment, Borrower and Parent hereby reaffirm all covenants, representations and warranties made in the Loan Agreement (other than those in Section 4.5 and 5.12 of the Loan Agreement) to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment, except for such representations and warranties as are by their express terms limited to a specific date, in which case Borrower and Parent hereby reaffirm that they shall have been true and correct as of such specified date.

(c)       After giving effect to this Amendment, no Event of Default or Default shall have occurred or be continuing.

(d)       Borrower and Parent have no defense, counterclaim or offset with respect to the Loan Agreement.

Section 4.  Counterparts.     This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 5.  Applicable Law.     THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE OR PERMIT THE LAWS OF ANY OTHER JURISDICTION TO APPLY.

Section 6.  Headings.  The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.  Loan Document.  This Amendment shall be deemed a Loan Document for all purposes of the Loan Agreement and the other Loan Documents. On and after the date hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Loan Agreement shall mean and be a reference to the Loan Agreement, as amended by this Amendment.

Section 8.  Effect of Amendment.  Subject to satisfaction of the conditions precedent set forth in Section 2 hereof, Lender hereby waives any Defaults or Events of Default occurring under Article 8 of the Loan Agreement prior to the date hereof as a result of Obligated Parties’ failure to comply with any obligations under the Loan Agreement that would not constitute a Default or an Event of Default under Article 8 of the Loan Agreement as amended by this Amendment. Notwithstanding the foregoing, the waiver in this Section 8 does not establish a course of conduct between the Borrower, Parent and Lender, and each of Borrower and Parent hereby agrees that Lender is not obligated to waive any future Defaults or Events of Default under the Loan Agreement. Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement or any other provision of the Loan Agreement or any other Loan Document. Each and every term, condition, obligation, covenant and agreement contained in the Loan Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect and nothing herein can or may be construed as a novation thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

REIS SERVICES, LLC, a Maryland limited liability company

By: /s/ Mark P. Cantaluppi
Name:	Mark P. Cantaluppi
Title:	Vice President and Chief Financial Officer

REIS, INC., a Maryland corporation

By: /s/ Mark P. Cantaluppi
Name:	Mark P. Cantaluppi
Title:	Vice President and Chief Financial Officer

[Third Amendment to Amended and Restated Revolving Loan and Security Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION,
as national banking association,

By: /s/ Nellya Davydova
Name:	Nellya Davydova
Title:	Vice President

[Third Amendment to Amended and Restated Revolving Loan and Security Agreement]